Exhibit 99.1

Fusion Acquisition Corp. II Announces the Separate Trading of its Common Stock and Warrants, Commencing April 19, 2021

New York, NY – April 13, 2021 – Fusion Acquisition Corp. II (NYSE: FSNB.U) (the “Company”) today announced that, commencing April 19, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “FSNB” and “FSNB WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “FSNB.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

About Fusion Acquisition Corp. II

Fusion Acquisition Corp. II, founded and led by CEO John James, is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses with an enterprise value of approximately $1.5 billion to $5 billion that are providing or changing technology within the fintech or wealth, investment, and asset management sectors, or certain types of technology companies that lie adjacent to the fintech sector. The Company board comprises Non-Executive Chairman Jim Ross, CEO John James, CFO Jeff Gary, and Directors Kelly Driscoll and Ben Buettell. For more information, visit fusionacq.com.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Cody Slach

Gateway Investor Relations

(949) 574-3860

FUSION@gatewayir.com